Exhibit 10.1

BOYD GAMING CORPORATION

2000 EXECUTIVE MANAGEMENT INCENTIVE PLAN

(AMENDED AND RESTATED)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Boyd Gaming Corporation hereby establishes the Boyd Gaming Corporation 2000 Executive Management Incentive Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan supercedes the Boyd Gaming Corporation 1998 Long-Term Incentive Program and the Boyd Gaming Corporation 1996 Executive Management Incentive Plan. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is effective as of February 24, 2000 subject to the approval of a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 2000 Annual Meeting of Stockholders. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Plan Period, the actual award (if any) payable to a Participant for the Plan Period. Actual Award is determined by the Payout Formula for the Plan Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Base Salary” means as to any Plan Period, the Participant’s salary, the method of calculation of which as determined by the Committee prior to the commencement of the Plan Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3 “Board” means the Company’s Board of Directors.

2.4 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5 “Committee” means the Compensation and Stock Option Committee of the Board or such other committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.6 “Company” means Boyd Gaming Corporation, a Nevada corporation.

2.7 “Determination Date” means as to any Plan Period, (a) the first day of the Plan Year or the first day of the first Plan Year in any Plan Cycle, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.8 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.9 “Long-Service Participant” means, unless otherwise determined by the Committee for a Participant prior to the commencement of a Plan Period, a Participant that has reached age fifty five (55) and completed fifteen (15) or more years of service with the Company or any subsidiary of the Company (including years of service with an entity acquired by the Company pursuant to a merger or acquisition).

2.10 “Maximum Award” means the maximum amount which may be paid to a Participant for any Plan Period. The Maximum Award amount which may be paid to a Participant for any Plan Year is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Cycle. The Maximum Award amount which may be paid to a Participant for any Plan Cycle is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Year.

2.11 “Participant” means as to any Plan Period, a key employee of the Company or any subsidiary of the Company who has been selected by the Committee for participation in the Plan for that Plan Period.

2.12 “Payout Formula” means as to any Plan Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its sole discretion to be applicable to a Participant for a Plan Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on assets, return on capital, return on stockholders’ equity, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, as compared to any incremental increase, or as compared to results of a peer group. The Performance Goals may differ from Participant to Participant.

2.14 “Plan Cycle” means the 1998 through 2000 fiscal years of the Company and each succeeding period consisting of three fiscal years of the Company. Plan Cycle also means any fraction of a full Plan Cycle as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Cycle.

2.15 “Plan Period” means, in the discretion of the Committee, either a Plan Cycle as defined in Section 2.13 or a Plan Year as defined in Section 2.15.

2.16 “Plan Year” means (a) the 1998 fiscal year of the Company and each succeeding fiscal year of the Company and (b) each fiscal year of the Company that falls within a Plan Cycle. Plan Year also means any fraction of a full Plan Year as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Year.

2.17 “Target Award” means the target award payable under the Plan to a Participant for the Plan Period as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the employees of the Company or any subsidiary of the Company who shall be Participants for the Plan Period. An employee may simultaneously be a Participant under the Plan for both a Plan Year and a Plan Cycle. In selecting Participants, the Committee shall choose key employees who are likely to have a significant impact on the performance of the Company or any subsidiary of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Period by Plan Period basis. Accordingly, an employee who is a Participant for a given Plan Period in no way is guaranteed or assured of being selected for participation in any subsequent Plan Period or Periods.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards.

(a) General. After the end of each Plan Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee.

(b) Ability to Eliminate or Reduce Actual Award. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(c) Termination of Employment Prior to the Date the Actual Award is Paid.

(i) If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for a reason other than Disability or death, the Participant shall not be entitled to the payment of an Actual Award for any Plan Period in which the Participant is participating on the date of termination.

(ii) If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid due to Disability or death, the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination), provided, however, that the Committee, in its sole discretion, may reduce his or her Actual Award proportionately based on the date of termination (subject to further reduction or elimination under Section 3.5(b)).

(iii) If a Long-Service Participant terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for any reason (including Disability or death), the Participant shall be entitled to (A) the payment of an Actual Award for the Plan Period (in which the Participant is participating on the date of termination) with the earliest date of commencement (subject to reduction or elimination under Section 3.5(b)) and (B) the payment of an Actual Award for any other Plan Period (in which the Participant is participating on the date of termination) reduced proportionately based on the number of years of employment completed during the Plan Period with each partial year of employment counting as a full year (and subject to further reduction or elimination under Section 3.5(b)).

(iv) If a Participant is terminated without Cause within twenty-four (24) months after a Corporate Transaction or a Change in Control (each as defined in the Company’s 2002 Stock Incentive Plan), the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination).

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made within three calendar months after the end of the Plan Period during which the Award was earned.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company’s 1996 Stock Incentive Plan, 2002 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be determined by the Committee, in its sole discretion.

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Period, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

SECTION 6

GENERAL PROVISION

6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Period or any other period. Generally, employment with the Company or any subsidiary of the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Period such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability. No member of the Committee or the Board, or any employee of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Nevada.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate or subsidiary of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

7.2 Plan History. The Plan was originally adopted by the Board and the stockholders of the Company in 2000. The Plan was reapproved by the stockholders of the Company in 2005 for re-qualification under Code Section 162(m). The Plan was amended and restated on May 18, 2006 to (a) amend various provisions regarding the determination of Actual Awards under Section 3.5 and (b) increase the Maximum Award payable under the Plan for any Plan Period, which amendment and restatement is subject to stockholder approval. The amended and restated Plan will be effective for Plan Periods commencing on or after stockholder approval of the amended and restated Plan.